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                                                                     EXHIBIT 1.2

                             LOCK-UP AGREEMENT

AvantGo, Inc.
1700 South Amphlett Boulevard
Suite 300
San Mateo, California 94402

Credit Suisse First Boston Corporation
Merrill Lynch & Co.
     As Representatives of the Several Underwriters
c/o Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, N.Y.  10010-3629

RE:  AvantGo, Inc.

Dear Sirs:

          As an inducement to the Underwriters and Managers to execute the Underwriting Agreement, pursuant to which an offering may be made that is intended to result in the establishment of a public market for Common Stock (the "Securities") of AvantGo, Inc. (the "Company"), the undersigned hereby agrees that from the date hereof and until 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the "Public Offering Date") pursuant to the Underwriting Agreement, to which you are or expect to become parties, the undersigned will not offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Securities or securities convertible into or exchangeable or exercisable for any shares of Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation.

          Any Securities received upon exercise of options granted to the undersigned will also be subject to this Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Agreement. A transfer of Securities to a family member or trust may be made, provided the transferee agrees in writing to be bound by the terms of this Agreement.

          In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Agreement.
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          This Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before November 30, 2000.



Dated: _____________________________________


____________________________________________
       Printed Name of Holder


By: ________________________________________
       Signature


____________________________________________
       Printed Name of Person Signing
       (And capacity of person signing if
       signing as custodian, trustee, or on
       behalf of an entity)